REVOCABLE LICENSE

A.M. Property Holding Corp. (Licensor) hereby grants an extension of the previous License Agreement for a new one (1) year period at 352 7th Avenue commencing 6/01/09 and terminating 5/31/10 for the use of the Penthouse to Emtec, Inc.

Licensee shall pay a fee of $8000.00 per month on the first day of each month for the issuance of this License.

Licensor, its Agents, servants and/or employees shall not be liable for any loss or damage to the property of the Licensee.

No Landlord-tenant relationship is intended to be created by the execution of this license agreement, and no such relationship shall be deemed to have been created by the execution of this agreement.

Licensor acknowledges holding security against damage or theft to premises in the amount of $26,565.

Licensor will not be responsible for any loss of equipment or inventory due to break-in.

Licensee name will appear as: Emtec, Inc. on any signs and directories.

Licensee, at its sole cost and expense shall maintain at all times during the term of this License Agreement and at all times when license is in possession of the demised premises, a comprehensive policy of general liability insurance in which Licensor, Licensors Managing Agent and Licensee are additional insured's, for any and all claims arising during the term of this license agreement for damages of inquiries to inventory fixtures, goods, wares, merchandise and property and/or for any personal injury or loss of life, in, upon, or about the demised premises protecting Licensor or Licensors Managing Agent. Such Policy is to be written be a good and solvent insurance company, satisfactory to Licensor, in the amount of ONE MILLION DOLLARS ($1,000,000) per occurrence (combined single limit), TWO MILLION DOLLARS ($2,000,000) in aggregate. Licensee agrees to deliver to Licensor a certificate of endorsement of aforesaid insurance policy and upon Licensee's failure to provide and keep in force the aforementioned insurance, it shall be regarded as material default, entitling Licensor to exercise any and all remedies provided by this License Agreement.

Licensee agrees that if any of the charges incurred by License are not paid within 30 days then the License Agreement is terminated immediately thus giving Licensor the right to enter the premises and vacate all Licensees property. If Licensee is terminated due to Licensee's failure to adhere to any terms of this License, the Licensee will lose all security.

Should the Licensee fail to make all payments due pursuant to this Agreement within thirty (30) days of such due date, Licensor has the option of canceling this License Agreement and applying the security deposit towards any unpaid fees, costs or expenses including, but not limited to, unpaid monthly License payments for the remaining term of this Agreement. This Agreement may not be cancelled by the Licensee.

Licensee is required to render monthly rent payments on the first of every month, after receiving a written bill, however a 5-day grace period is acceptable. If payment is not received by the 5th of the month, a late charge will be incurred of $425.00.

Licensee will remove all property and vacate the premises upon 5 business days after license is terminated or Licensor, if he chooses to, can remove all property from the premises and charge all costs to licensee.

Licensee agrees to leave office broom clean, with no marking on the walls, without any damages to Licensor's property upon termination of this lease agreement.

Electricity for penthouse shall be invoiced at Licensor's cost + 20%.
There will also be a monthly electric fee of $20.00
Bills for Licensee's consumption of electricity shall be rendered at such times as Licensor may elect but not more often than once a month. In the event that such bills are not paid within (5) days after the same are rendered, Licensor may, without further notice, discontinue the service of electric current to the Demised Premises without releasing Licensee from any liability under this License and without Licensor or Licensor's agent incurring any liability for any damage or loss sustained by Licensee by such discontinuance of service. Licensor shall not be liable or responsible to Licensee in any way for any loss, damage or expense, including consequential damages, which Licensee may sustain or incur by reason of any failure, inadequacy, defect or change in the character, quantity or supply of electric energy furnished to the Demised premises, or any interruption in providing electric energy to the Demised Premises for any reason whatsoever.

Licensee hereby agrees to pay its pro rata share (1.92%) of Real Estate Tax increases with a base year of 02/03.

Licensee hereby agrees to pay its pro rata share of all fuel costs above $.70 per gallon including taxes.

Licensee acknowledges it has received existing licensee controlled wall A/C units in good working condition, and licensee will be solely responsible for maintaining and /or replacing such A/C units during the license period.

By signing a copy of this License Agreement, you indicate your approval of the terms and conditions.

Oral representation not valid.

Security is to be refunded 30 days after Licensee leaves the premises.

This agreement will supersede any previously signed agreements.

A.M. Property Holding Corp.	Emtec Inc.
Paul Wasserman V.P. Licensor	David Micales, Sr. Vice President, Operations Licensee
3/26/09 Date	25 March 2009 Date